EXHIBIT 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) made this 5th day of December 2008, is by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and David Alexander, an individual (the “Executive”).

WHEREAS, the Company and the Executive are also parties to an Employment Non-Compete, Non-Solicit and Confidentiality Agreement (the “Confidentiality Agreement”) which is to remain in full force and effect; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.                                       Term of Employment.  The Executive’s employment shall commence with the execution of this Agreement and the Confidentiality Agreement and shall continue, pursuant to the terms of this Agreement, on an at-will basis, until either the Executive or the Company terminates the employment relationship for any or no reason, with or without Cause (as defined in Section 4 below).  If Executive terminates the Agreement, he agrees to provide the Company with a minimum of thirty (30) days written notice.

2.                                       Nature of Duties.  The Executive shall, during his employment hereunder, be the Company’s President and Chief Operating Officer.  The Executive shall devote his full business time and effort to the performance of his duties to the Company.

3.                                       Compensation.

A.                                   The Company shall pay the Executive a base salary at an annual rate of $500,000, minus legally required withholdings, which may be adjusted from time to time at the sole discretion of the Chief Executive Officer (“CEO”) and/or Board of Directors of the Company (the “Board”).  The Executive’s base salary shall be paid in conformity with the Company’s salary payment practices that are generally applicable to similarly situated Company executives.  The Executive will be eligible for a performance compensation review in March 2010.

B.                                     The Executive shall be eligible for consideration of a discretionary bonus under the Company’s Executive Management Level Bonus Plan, which is currently 100% of base salary with the opportunity to achieve up to 200% of the bonus plan percent.  The company will guarantee 20% (i.e., $100,000) of Executive’s first year bonus which covers FY2009.  This bonus is payable no later than April 2, 2010.   The Executive must be employed with The Company at the time the bonus is paid to be eligible for a payout.  The Company may revise or eliminate the Executive Management Level Bonus Plan at any time without notice at its sole discretion.

C.                                     Upon the Executive’s start date with the Company, the Executive will be awarded restricted stock valued at $500,000, fully vested in four years at the rate of 25% per year.

D.                                    The Executive will be eligible for the following benefits as an executive management employee:

•                                          401(k) profit sharing account;

•                                          Equity Awards: Consideration for Annual Restricted Stock Awards based on company performance and personal performance achievements;

•                                          Health, dental, life and disability insurance; and

•                                          Vacation:  4 weeks per year.

These benefits set forth in Section 3.D. are offered at the Company’s sole discretion and may be modified or eliminated by the Company at any time without notice.

E.                                      The Executive will be reimbursed up to $150,000 in relocation costs.  Additionally, costs that are taxable will be grossed up for federal and state tax purposes.  We estimate that the gross up will total approximately $80,000.  If Executive voluntarily terminates his employment for any reason within 24 months of his hire date, Executive must immediately pay back to the Company all reimbursed relocation costs.

4.                                       Termination Payments and Benefits.  Regardless of the circumstances of the Executive’s termination, he shall be entitled to payment when due of any unpaid base salary, expense reimbursements and vacation days accrued prior to the termination of his employment, and other unpaid vested amounts or benefits under Company pension and health benefit plans, and to no other compensation or benefits.  If the Company terminates the Executive’s employment without Cause or as a result of a Change in Control, the Company will provide the Executive with separation payments of twelve (12) months base salary, to be paid in Twenty-six (26) regular bi-weekly pay periods beginning on the first pay period following the termination of the Executive.  For purposes of this Agreement, “Change in Control” shall mean the acquisition by any person (as defined under section 409A of the Code), or more than one person acting as a group (as defined under section 409A of the Code), of stock of the Company that, together with the stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company and either Executive’s job duties have been materially and permanently diminished or the Executive’s compensation has been materially decreased.  These separation payments are conditioned upon Executive executing a Separation and General Release Agreement at the time of termination which is acceptable to the Company and the Executive.

In all other circumstances, including if the Executive resigns, retires or is terminated for Cause, the Executive shall not be entitled to receive such separation payments.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(1)                                 commission of a willful act of fraud or dishonesty, the purpose or effect of which, in the CEO and/or Board’s sole determination, materially and adversely affects the Company;

(2)                                 conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude (whether by plea of nolo contendere or otherwise);

(3)                                  engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company, the purpose or effect of which, in the CEO and/or Board’s determination, materially and adversely affects the Company;

(4)                                  material breach of any of the Executive’s obligations as an employee or  stockholder as set forth in the Company’s Information Security Policies and Code of Business Conduct; provided that the Executive has been given written notice by the CEO and/or Board of such breach and 30 days from such notice fails to cure the breach; or

(5)                                  failure or refusal to perform any material duty or responsibility under this Agreement or a determination that the Executive has breached his fiduciary obligations to the Company; provided that the Executive has been given written notice by the CEO and/or Board of such failure, refusal or breach and 30 days from such notice fails to cure such failure, refusal or breach.

5.                                       Notice.  The Executive will send all communications to the Company in writing, to: Citi Trends, Inc., 104 Coleman Blvd., Savannah, Georgia 31408, Fax: (912) 443-3663.  All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing at his office and home address as reflected in the Company’s records.

6.                                       Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and the Executive.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

7.                                       Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws).  Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatman, City of Savannah.

8.                                       Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates.  Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

9.                                       Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

11.                                 Entire Agreement.  This Agreement and the Confidentiality Agreement between the parties constitute the entire agreement between the parties and supersede any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and the Executive relating to the subject matter hereof.  This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both Company and the Executive.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

CITI TRENDS, INC.

By:	/s/ R. Edward Anderson
Name:	R. Edward Anderson
Title:	Chairman and Chief Executive Officer

/s/ David Alexander
DAVID ALEXANDER